Exhibit 99.1

ORGANICELL ANNOUNCES MATT SINNREICH AS CEO

Miami, FL (July 26, 2022) — Organicell Regenerative Medicine, Inc. (OTCQB: OCEL), a clinical-stage biopharmaceutical company principally focusing on the development of innovative biological therapeutics in the extracellular vesicle space, announced today that the board of directors has appointed Matt Sinnreich as Chief Operating Officer and acting CEO. Sinnreich will replace Mr. Albert Mitrani, the founder of Organicell and CEO since September 2019, who is stepping down to serve as the Company’s EVP of sales.

Sinnreich, an early-stage investor in Organicell, helped fund the company’s audit in 2020 to bring their financials current and was instrumental in the creation of their flagship brand: Zofin.

Sinnreich comes from a development and entrepreneurial background. His track record includes profitable corporate exits, successful real estate transactions, and owner-operated residential and commercial real estate developments. Sinnreich has closed tens of millions in various financing instruments including everything from traditional real estate debt, fundraising for private companies, to collateralized derivatives and swaps.

Sinnreich is an early-stage investor in the ready to drink tequila-seltzer, Mamitas and owns a minority interest in Craig’s Vegan Ice Cream.

Sinnreich graduated from the University of Miami Business School in 2008 where he also won the 2008 Rothschild Business Plan Competition.

In response to his appointment, Sinnreich stated:

“I am humbled and grateful that the board and new investment groups have entrusted me to take Organicell to the next level. I believe that exosomes are a key element in the future of medicine and this company has the team to make that a reality. Albert and Mari Mitrani are pioneers in this space. They have assembled an incredible science team, developed an amazing product line, and built top tier production labs. All the ingredients are here for this company to become a major success.

As COO and acting CEO I will be focused on creating additional financing vehicles, growing the awareness of our products and brand, and most importantly maintaining an honest, transparent relationship with the shareholders.

My priorities right now are to work with our CFO, Ian Bothwell, to build out Organicell’s core executive team. I will pull from my network to surround myself with the best and brightest in the medical and financial arenas. I plan to create a robust ERP and data management system and to set up additional financing vehicles to fund our clinical trials.

I will also be taking to market Organicell’s newest biological product: Patient Pure X™ (PPX™).

PPX™ is Organicell’s first autologous product that is a non-manipulated biologic that concentrates a patient’s exosomes from their own peripheral blood. In plain English: we can concentrate a patient’s exosomes from their own blood.

Organicell’s science team and researchers are currently conducting studies to prove PPX’s effectiveness on pain, hair loss, its potential for aesthetic uses, and surgical recovery.

Organicell’s products have shown promising results in the early-stage data that has been collected. Once the company has the adequate data from our clinical trials to make the claims we are studying – I believe this company will be a disrupter in the biotech industry.”

About Organicell Regenerative Medicines, Inc.

Organicell Regenerative Medicine, Inc. (OTCQB:OCEL) is a clinical-stage biopharmaceutical company principally focusing on the development of innovative biological therapeutics for the treatment of degenerative diseases and the provision of other related services. The Company’s proprietary products are derived from perinatal sources and manufactured to retain the naturally occurring exosomes, hyaluronic acid, and proteins without the addition or combination of any other substance or diluent. To learn more, please visit https://organicell.com/.

Forward-Looking Statements

Certain of the statements contained in this press release should be considered forward-looking statements within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often identified by the use of forward-looking terminology such as “will”, “believes”, “expects”, “potential”, or similar expressions, involving known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. We remind you that actual results could vary dramatically as a result of known and unknown risks and uncertainties, including but not limited to: potential issues related to our financial condition, competition, the ability to retain key personnel, product safety, efficacy and acceptance, the commercial success of any new products or technologies, success of clinical programs, ability to retain key customers, our inability to expand sales and distribution channels, legislation or regulations affecting our operations including product pricing, reimbursement or access, the ability to protect our patents and other intellectual property both domestically and internationally, and other known and unknown risks and uncertainties, including the risk factors discussed in the Company’s periodic reports that are filed with the SEC and available on the SEC’s website (http://www.sec.gov). You are cautioned not to place undue reliance on these forward-looking statements. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these risk factors. Specific information included in this press release may change over time and may or may not be accurate after the date of the release. Organicell has no intention and specifically disclaims any duty to update the information in this press release.

Media Contact:

Joshua Rodriguez

CEO and Founder

CNA Finance, LLC.

(503) 464-6502